Exhibit 10.24

WAIVER OF SEVERANCE BENEFITS

Waiver of Severance Benefits ("Waiver"), dated as of the date set forth below, by and between Eric Johnson ("Executive"), and Donnelley Financial Solutions, Inc., a Delaware corporation (the "Company"),

Recitals

WHEREAS, the Company has entered into an employment agreement with Executive, dated June 4, 2010 (the “Agreement”). A copy of the Agreement is attached as to this Waiver as Annex A; and

WHEREAS, Compensation Committee of the Company's Board of Directors (the “Committee”) has determined it is advisable and in the best interests of the Company to implement an Executive Severance Plan, effective May 30, 2017 (the "Severance Plan") for certain senior officers and key management employees; and

WHEREAS, the Committee has selected Executive for participation in the Severance Plan: and

WHEREAS, to the extent provided below, in order to participate In and receive benefits under the Severance Plan, Executive desires to waive any severance payments provided to him under the Agreement In connection with the termination of his employment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Waiver

1.
Defined Terms. Capitalized terms not defined herein shall have the meanings specified shall have the meanings ascribed to such terms in the Agreement.

2.
Waiver of Severance Entitlements.
a.
The parties acknowledge that Section 4(a) of the Agreement states that in the event that Executive's Separation from Service from the Company is initiated without Cause, Executive is entitled to an amount equal to one (1) times his Annualized Total Compensation, subject to Executive's prompt execution of the Company's customary release, payable in equal installments on the 15th and last days or each of the twelve (12) months following the 30th day after the date of such Separation from Service (or, if the 15th and last day of a month is not a business day, on the closest business day to such date) (the "Original Severance Entitlement").
b.
In consideration of Executive's participation In the Severance Plan and the benefits he is entitled to therein, Executive hereby waives, releases, forfeits and relinquishes any and all right, claim, title and interest in and to the Original Severance Entitlement. subject to Section 3 of this Waiver below.

3.
Limits on Severance Plan Amendment. Notwithstanding Section 17, "Amendment and Termination", of the Severance Plan (under which the Committee may amend or terminate the Severance Plan at any time without the consent of the Severance Plan participants) or any other provision contained therein or herein to the contrary, the Committee has acknowledged and determined that the Severance Plan may not be amended in a manner that will materially impair the rights of Executive by reducing Executive's severance benefits to less than the Original Severance Entitlement without Executive's prior written consent.

4.
March 2017 Performance Share Units Grant. Executive was previously awarded a grant of performance share units on March 2, 2017 (the "Performance Award”). The first sentence of Section 5, "Treatment upon Change in Control, in the associated award agreement for such Performance Award (the "Award Agreement") is replaced in its entirety with the following:

"Notwithstanding anything provided in the 2016 PIP or any other agreement with Grantee to the contrary, upon the date of a Change in Control, each Performance Condition shall be deemed met at the target performance level with respect to each open Performance Period."

All other terms and conditions of the Award Agreement shall remain in full force and effect.

5.
Section 409A Compliance.
a.
Section 4(b)(i), "Change in Control Severance Benefits", of the Severance Plan provides that if Executive experiences a Qualifying Termination (as defined in the Severance Plan) during a CIC Termination Period (as defined in the Severance Plan), Executive is entitled to, in part, a lump sum cash payment equal to one and one-half (1.5) times the sum of his (i) Base Salary (as defined in the Severance Plan) and (ii) target annual cash bonus under the Company's Annual Incentive Plan ("the "CIC Severance Payment”). Notwithstanding Section 4(b)(i) of the Severance Plan or anything contained therein or herein to the contrary, Executive agrees and acknowledges that any such CIC Severance Payment owed to him shall instead be paid as follows:

I.
Executive will receive an amount equal to one (1) times the sum of (i) his Base Salary and (ii) target annual cash bonus under the Company's Annual Incentive Plan, paid in equal installments on the 15th and last days of each of the twelve (12) months following the 30th day after Executive's Date of Termination (as defined in the Severance Plan) (or, if the 15th and last day of a month is not a business day, on the closest business day to such date); and
II.
Executive will receive a lump sum payment equal to one-half (.5) times the sum of (i) his Base Salary and (ii) target annual cash bonus under the Company's Annual Incentive Plan, paid on the 60th day (or the next following business day if the 60th day is not a business day) following Executive's Date of Termination.

All other terms and conditions of the Severance P1an as applicable to Executive, including, but not limited to, Executive's fulfillment of any release requirement described in the Severance Plan, shall be as set forth in the Severance Plan.

b.
This Waiver is intended to comply with, or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations there under, “Section 409A". To the extent that any provision in this Waiver is ambiguous as to its compliance with Section 409A or to the extent any provision in this Waiver must be modified to comply with Section 409A (including. without limitation Treasury Regulation l.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld). as the case may be, in such a manner so that all payments due under this Waiver will comply with Section 409A. For purposes of Section 409A, each payment made under this Waiver will be treated as a separate payment. ln no event may Executive directly or indirectly, designate the calendar year of payment.

6.
Miscellaneous.

a.
This Waiver shall inure to the benefit of the Company and its successors and assigns. In the event any provision hereof is determined to be unenforceable or invalid such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Waiver and the remaining provisions earned out with the same force and effect as if the severed provisions or part thereof had not been made a part hereof.

b.
No provisions of this Waiver may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party lo be charged. The invalidity or unenforceability of any provision or provisions of this Waiver will not affect the validity or enforceability of any other provision of this Waiver, which will remain in full force and effect.

c.
Any controversy arising out of or relating to this Waiver or the breach of this Waiver that cannot be resolved by Executive and the Company shall be governed by the terms of Section 13, “Full Settlement; Resolution of Disputes and Costs” of the Severance Plan.

d.
All disputes arising under or related to this Waiver shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that state.

e.
Any notices or other communications required or arising under this Waiver shall be governed by the terms of Section 12, “Notice”, of the Severance Plan.

f.
This Waiver may be executed in any number of counterparts, each of which will be deemed an original. and all of which together will constitute one and

3

the same instrument. This Waiver will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Waiver on the date first above written.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By: / S / DIANE BIELAWSKI

Diane Bielawski

Chief Human Resources Officer

EXECUTIVE

By: / S / ERIC JOHNSON

Eric J. Johnson

Dated as of this 19th day of June, 2017

[Signature page to Waiver]

ANNEX A

RR DONNELLEY

Global Headquarters

35 South Wacker Drive

Chicago, Illinois 60601-4301

Telephone (312) 326-8000

June 4, 2010

Eric Johnson

[redacted]

[redacted]

Dear Eric:

In recognition of your importance to R.R. Donnelley & Sons Company, its officers, directors, subsidiaries, affiliates, and successors or assigns (“Donnelley” or “Company”) and to further the Company’s interests, we are pleased to offer you this employment letter (“Agreement”). All capitalized terms used but not defined in the text of this Agreement shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are set forth below.

1.
Title and Responsibilities. You will be a Senior-Vice President Sales in accordance with the terms and provisions of this Agreement as well as any employment and other policies generally applicable to employees of the Company and its subsidiaries from time to time during your employment. You will have the customary duties, responsibilities and authorities of such position. You will also receive such office, staffing and other assistance as is commensurate with that received by other executives at your level in the Company.

2.
Employment Relationship. It is agreed and understood that your employment with RR Donnelley is to be at will, and either you or RR Donnelley may terminate the employment relationship at any time, with or without cause, and with or without notice to the other.

3.
Compensation. You will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law.

a.
Base Salary. The Company will pay you a base salary (“Base Salary”) at the annual rate of $325,000. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

b.
Retention Bonus. You will receive a Retention Bonus of $50,000 on or about July1, 2010.

If you leave our employ voluntarily for any reason prior to July 31, 2011, you agree to repay this Retention Bonus which you have received prior to your departure. You authorize the Company to deduct from your wages, commissions, vacation, termination, or separation pay, or any other pay due you, a sum not to exceed the total amount of the amounts to be repaid to the Company under this subparagraph. To the extent there is a balance due, you agree to pay it within 30 days of your departure.

c.
Annual Bonus. For each calendar year, you will be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (“Plan”). Your target bonus opportunity during the Term will be 50% of Base Salary, pro-rated for any partial years of service. The performance objectives for your Annual Bonus with respect to each calendar year will be determined as provided for in the Plan. Any Annual Bonus which you become entitled to receive shall be paid to you at the time set forth in the Plan.

d.
MetLife Sales. You will receive one-half of one-percent commissions on any incremental sales (growth) to the MetLife Account over the pre- established baseline. This baseline will be established using Met Life’s net sales at year-end 2009 with RR Donnelley. Any other corporation RR Donnelley acquires during the term of this agreement will adjust the baseline using their year-end 2009 net sales plus RR Donnelley net sales. This 2009 baseline will be used to factor all future payments under the growth commissions you receive. Payment of these growth commissions will be made prior to March 15 of the following year in which it is earned.

e.
NY Apartment. During your employment, you will be able to continue to use the Company-owned apartment in New York City. The Company reserves the right to change the location of the apartment, so long as the location is comparable to the current location.

f.
Vacation. You will be eligible for 5 weeks vacation annually.

g.
Benefits. You will continue to be eligible to participate in the employee benefit plan and programs generally applicable to the Company’s employees.

4.
Severance. If your Separation from Service with the Company (and the members of the Company’s controlled group within the meaning of section 414(b) and (c) of the Code) is initiated by the Company without Cause the following provisions will apply.

a.
Severance Pay. The Company will pay you an amount equal to one times your Annualized Total Compensation (“Severance Pay”), subject to your prompt execution of the Company’s customary release, which amount shall be payable in equal installments on the 15th and last days of each of the 12 months following the 30th day after the date of your Separation from Service (if the 15th or last day of a month is not a business day, on the closest business day to such date. This amount constitutes "Separation Pay" under the terms of the R.R. Donnelley & Sons Company Separation Pay Plan ("SPP") and all provisions of the SPP shall apply thereto and no other amount shall be payable under the SPP.

Any disputes regarding Severance Pay will be governed by the claims and appeals procedures of the SPP.

All payments made pursuant to this Agreement shall be reduced by applicable tax withholdings.

b.
Benefits. Your medical, dental and vision insurance coverage in effect immediately before the date of your Separation from Service will continue to be available to you under the group health plan continuation coverage laws (“COBRA”) for a period of 18 months following your Separation Date (the “COBRA Period”). Your medical coverage will be subsidized for 12 months, so you pay the normal employees rates.

c.
Resignations. Upon your Separation from Service, you shall resign from such offices and directorships, if any, of the Company that you may hold on the date of your Separation from Service.

d.
Indemnification. Your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and your rights there under to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer of the Company shall survive your Separation from Service.

e.
Section 409A If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” on your Termination Date, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to Code Section 409A as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the sixth month occurring after the month in which the Termination Date occurs and (y) the date of your death. Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your Separation from Service that do not exceed two times the lesser of (i) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (ii) the maximum amount that may be taken into account under Code Section 401(a)(17) in the year in which the date of your Separation from Service occurs may be paid as otherwise scheduled. If any compensation or benefits provided by this letter may result in the application of Code Section 409A, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under Code Section 409A in the least restrictive manner necessary in order to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to Code Section 409A, you are solely responsible for the payment of any taxes and interest due as a result.

5.
Restrictive Covenants. You and Donnelley recognize that, due to the nature of your employment and relationship with Donnelley, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of Donnelley and its affiliates. You acknowledge that such information is valuable to the business of Donnelley and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than Donnelley or its affiliates, would cause substantial damage to Donnelley. You further acknowledge that your duties for Donnelley include the opportunity to develop and maintain relationships with Donnelley customers, employees, representatives and agents on behalf of Donnelley and that access to and development of those close relationships with Donnelley customers render your services special, unique and extraordinary. In recognition that the goodwill and relationships described herein are assets and extremely valuable to Donnelley, and that loss of or damage to those relationships would destroy or diminish the value of Donnelley, you agree as follows:

a.
Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Separation from Service for any reason, including a Separation from Service initiated by Donnelley with or without Cause, and for 12 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of Donnelley. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock or rights to own stock do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors and (ii) the combined value of the stock or rights to acquire stock does not exceed your gross annual earnings from the Company. Further, you may not seek employment with Met Life or any other customer you received compensation for servicing while employed at RR Donnelley for a period of twelve months post your termination date.

b.
Importance of Customer Relationships. You recognize that Donnelley’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the customers’ and other employees’ contacts with Donnelley and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) Donnelley’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about Donnelley employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of Donnelley and you recognize that if your employment terminates, Donnelley will be required to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following the date of your Separation from Service, Donnelley is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by Donnelley during your employment.

c.
Nonsolicitation of Customers. While employed by Donnelley and for a period of 12 months from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, you shall not, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services Donnelley provided or offered while you were employed by Donnelley to any customer or prospective customer of Donnelley (i) with whom you had direct contact in the course of your employment with Donnelley or about whom you learned confidential information as a result of your employment with Donnelley or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with Donnelley or about whom such person learned confidential information as a result of his or her employment with Donnelley.

d.
Nonsolicitation of Employees. While employed by Donnelley and for a period of two years from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, you shall not either directly or indirectly solicit, induce or encourage any Donnelley employee(s) to terminate their employment with Donnelley or to accept employment with any entity, including but not limited to a competitor, supplier or customer of Donnelley, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Donnelley employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Donnelley employees to terminate their employment with Donnelley and accept employment with a competitor, supplier or customer of Donnelley, or (c) referring Donnelley employees to personnel or agents employed by competitors, suppliers or customers of Donnelley.

e.
Confidential Information . You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault. “Confidential Information” means information (i) disclosed to or known by you as a consequence of your employment with the Company, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

f.
Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that equals the greater of one year following the date of your Separation from Service and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

g.
Geographic Scope. You understand that the Company has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. You therefore agree that your obligations under Paragraph 5 shall extend worldwide.

h.
Other Agreements. In the event a covenant in this Agreement covers the same subject matter of a provision contained in one or more other agreements between you and the Company, you agree that the provision containing the greatest enforceable time, territorial, and/or prohibited activity restriction(s) shall control.

i.
Company’s Right to Injunctive Relief. By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Section 5 were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, in order to protect its interests, the Company shall be entitled to pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Section 5 or any other rights under this Agreement.

6.
General

a.
Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including Section 5, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. If any court subsequently determines that any part of this Agreement, including Section 5, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

b.
Non-duplication of Severance Pay. By signing this Agreement, you hereby waive any right to any “Benefits” under the SPP, other than those specified in this Agreement.

c.
Employee Breach. If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement.

d.
Arbitration. Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

e.
Governing Law. All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that State.

f.
Notice and Execution. This Agreement may be executed in counterparts. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address above, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary).

g.
Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and fully supersedes any prior agreements or understandings between us. This Agreement may not be changed or amended orally, but only in writing signed by both parties.

h.
Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

i.
Severability. If any provision contained in this Separation Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified, but only to the extent necessary, to make such provision valid, legal and enforceable. In any event, the remainder of this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

j.
Assignments and Successors. The rights and obligations of the Company under this Agreement may be assigned by the Company without consent or notice and shall inure to the benefit of and be binding upon its successors and assigns. You may not assign any of your rights and obligations hereunder.

You agree to keep the existence and terms of this Agreement confidential, and you will not disclose its terms to anyone, except to your attorneys, accountants, or if required to do so by law. To the extent you do disclose to anyone as permitted by this paragraph, you will obtain his or her agreement to keep the existence and terms of this Agreement confidential. If the Agreement or the contents are disclosed by you it will be considered breach of the terms outlined in the agreement and jeopardize the continuation of this agreement. This Agreement may, however, be used as evidence in a judicial proceeding in which any of the parties allege a breach of this Agreement.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to Tom Carroll.

Very truly yours,

R. R. Donnelley & Sons Company

By: / S / TOM CARROLL

Tom Carroll

EVP and Chief HR Officer

ACCEPTED AND AGREED to this 9th day of June, 2010:

/ S / ERIC JOHNSON

Eric J. Johnson

Annex A

Definitions

1.
“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the Separation Date, but, for these calculations only, your Base Salary and target bonus percentage shall not be less than the amount set forth in Section 3, above.

2.
“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to you by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which you have not performed your duties, (ii) your willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction. For the purposes of this definition, no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide you with a reasonable amount of time, after a notice and demand for substantial performance is delivered to you, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

3.
“Committee” means a committee designated by the Chief Human Resources Officer of the Company.

4.
“Separation from Service” means a termination of employment with the Company within the meaning of Treasury Regulation §1.409A-1(h).